FOR IMMEDIATE RELEASE
---------------------

January 5, 2000

Contact:  Hazel S. Farmer
          (804) 435-4101

                       BAY TRUST COMPANY BEGINS OPERATIONS

         Bay Trust Company, Inc., an affiliate of Bay Banks of Virginia and Bank of Lancaster, began operation on January 3, 2000, reports trust company president Paul T. Sciacchitano.

         "We are excited about the opportunities that lie ahead for Bay Trust, Sciacchitano reported. "We want to create long-term relationships with our customers and have them view us as lifetime asset managers, not just settlers of estates and trusts. Through personal service and a full line of trust and investment products, it is our desire to be the sole source for all of our customers' financial needs."

         "The Year 2000 and the new century will provide us with many opportunities for future growth and expansion," he stated. "Our vision for the future includes entering new markets, providing diversification and giving Bay Trust more of a regional presence as we bring our unique style of personal service and excellence to a broader customer base."

         Joining Sciacchitano in this new endeavor is Barbara K. McNeal, Vice President and Trust Officer; Robert N. Carter, Vice President and Trust Officer; Stephanie K. Cammarata, Operations Manager; Kathleen F. Pollard and Pamela J. Kidwell, Administrative Assistants; and Beverly F. Garrett, Securities Processor. "With almost ninety years of experience in banking, trust and investments, our staff is one of our most valuable assets. They will provide our customers with a great deal of knowledge and depth," reports Sciacchitano.

         Bay Trust is headquartered at the Bank of Lancaster's main office at 100 South Main Street, Kilmarnock, Virginia. Renovation plans are currently underway for a new facility.